August 28, 2018

World Funds Trust
8730 Stony Point Parkway, Suite 205
Richmond, Virginia 23235

Ladies and Gentlemen:

We hereby consent to the use of our name and to the reference to our firm under the caption “Management-Related Services - Legal Counsel” in the Statement of Additional Information for the Toreador Core Fund, the Toreador International Fund, the Toreador Explorer Fund, and the Toreador Select Fund, each a series portfolio of the World Funds Trust (the ’Trust”), which is included in Post-Effective Amendment No. 310 to the Registration Statement under the Securities Act of 1933, as amended (No. 333-148723), and Amendment No. 311 to Registration Statement under the Investment Company Act of 1940, as amended (No. 811-22172), on Form N-1A of the Trust.

Sincerely,

/s/ John H. Lively
On behalf of Practus, LLP

JOHN H. LIVELY • MANAGING PARTNER

11300 Tomahawk Creek Pkwy • Ste. 310 • Leawood, KS 66211 • p: 913.660.0778 • c: 913.523.6112
Practus, LLP • John.Lively@Practus.com • Practus.com